Exhibit 3.86

State of Delaware Secretary of State Division of Corporations Delivered 11:52 AM 01/23/2008 FILED 12:02 PM 01/23/2008 SRV 080072521 - 4493452 FILE

CERTIFICATE OF INCORPORATION OF

UP ACQUISITION SUB INC.

I.

The name of the corporation is UP ACQUISITION SUB INC. (the “Corporation”).

II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

III.

The registered office of the Corporation in the State of Delaware, is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, and its registered agent at such address is Corporation Service Company.

IV.

The total number of shares of stock that the Corporation shall have the authority to issue is 100 shares of common stock, having a par value of $0,001.

V.

The name and mailing address of the incorporator (the “Incorporator”) are Keith A. Trammell, Hogan & Hartson LLP, 1200 17th Street, Suite 1500, Denver, Colorado 80202. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

VI.

The business and affairs of the Corporation shall be managed by or under the Board of Directors (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in the bylaws of the Corporation. Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall so provide.

VII.

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend or rescind the bylaws of the Corporation.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter permitted by statute and all rights at any time conferred upon stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article VIII.

IX.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that, this Article IX shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended. No amendment to or repeal of this Article IX shall adversely affect any right or protection of any director of the Corporation existing at the time of such amendment or repeal for or with respect to acts or omissions of such director prior to such amendment or repeal.

X.

The Corporation shall, to the fullest extent permitted by the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all of its directors under the Delaware General Corporation Law from and against any and all of the expenses, liabilities or other matters referred to in or covered by the Delaware General Corporation Law (including for actions of any such director in the capacity of an officer of the Corporation, if applicable), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts stated herein are truly set forth, and accordingly executes this Certificate of Incorporation this 23rd day of January, 2008.

Keith A. Trammell
Incorporator